SECOND AMENDMENT TO ACCOUNT SERVICING AGREEMENT

This Second Amendment to Account Servicing Agreement (“Second Amendment”) is entered into as of September 6, 2022 (the “Second Amendment Effective Date”) by and between Pathward, N.A. (f/k/a MetaBank, National Association) (“Bank”), and ML Plus LLC (“Servicer”), each referred to as a “Party” individually and “Parties” collectively. Any capitalized terms used but not otherwise defined in this Second Amendment have the same meaning as defined in the Agreement.

WHEREAS, Bank and Servicer offer certain Programs to their customers pursuant to an Account Servicing Agreement between the Parties dated January 14, 2020, as amended by that certain Program Features Addendum dated March 25, 2020, as further amended by that certain Check Refund Services Addendum dated May 12, 2020, and as further amended by that certain First Amendment to Account Servicing Agreement dated December 8, 2021 (as so amended and as further amended or restated from time to time, the “Agreement”);

WHEREAS, both Parties desire to enter into this Second Amendment for purposes of facilitating the offering a funds transfer service with Programs;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the Parties and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows intending to be legally bound:

1.
The following Section 3.22 is hereby added to the Agreement:

SECTION 3.22 Transfer Service Feature

In the event a funds transfer service is offered to Accountholders in Programs, Bank and Servicer shall each comply with their respective obligations under Schedule F with respect to the Transfer Service.

2.
The attached Schedule F is hereby added to the Agreement:

3.
This Second Amendment constitutes the entire agreement among the Parties concerning the subject matter of the Second Amendment. Except as specifically set forth herein, all terms and conditions of the Agreement shall remain in full force and effect. This Second Amendment is in addition to and is not meant to replace or supersede any provisions in the Agreement. To the extent there is a conflict between this Second Amendment and the Agreement, this Second Amendment shall prevail only with respect to the Transfer Service. This Second Amendment may be executed in counterparts, including by facsimile signature, each of which counterpart will be deemed an original.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the Second Amendment Effective Date.

ML Plus LLC	Pathward, N.A.

By: /s/ Mark Torossian	By: /s/ Will Sowell

Name: Mark Torossian	Name: Will Sowell

Title: Chief Accounting Officer	Title: SVP Issuing and Deposits

SCHEDULE F

TRANSFER SERVICE FEATURE ADDENDUM

Servicer wishes to provide a funds transfer service feature to Accountholders for certain Programs to allow customers to (i) add funds to their Account by external debit card from accounts of the customer at other financial institutions; (ii) make transfers of funds from their Account to RoarMoney accounts of other customers and (iii) make transfers of funds between their Account and accounts of the customer at other financial institutions (the “Transfer Service”). Bank is willing to enable and provide such Transfer Service feature, subject to the terms set forth herein.

I. Duties of Servicer.

(a) Program Feature. The Transfer Service will be offered as a feature of the RoarMoney Demand Deposit Account Program and such other Programs as may be approved in advance by Bank. Servicer is responsible for ensuring that the offering and marketing of the Transfer Service shall be subject to the terms of the Agreement, Applicable Law, and consumer disclosures approved by Bank. Without limiting the foregoing, Servicer shall comply with all marketing guidelines provided by Bank related to the Transfer Service, and any marketing materials relating to the Transfer Service shall be considered Marketing Materials as such term is defined in the Agreement.

(b) Initiation of Transfer Service Transactions. Servicer, acting as third party service provider to Bank, and/or its Program Critical Subcontractors will process funds transfer Transaction requests through the Transfer Service on behalf of and as requested by Accountholders, and ensure that Transactions are properly authorized, accurate, complete, authentic, and comply with Applicable Law.

(c) Reversals. Servicer acknowledges and agrees that funds transfer Transactions through the Transfer Service operate on a “good funds” model in which settlement is performed for Accountholders whose identity has been verified and for funds transfer Transactions to accounts requested by such Accountholders. As between Bank and Servicer, Servicer is responsible for return of all or any portion of Accountholder Funds to an Accountholder for any reason, including a reversal, chargeback or refund of a funds transfer. As between Bank and Servicer, Servicer is solely responsible for ensuring that accurate information is provided in connection with a funds transfer request using the Transfer Service. Except as otherwise contemplated in the Agreement or the System Rules, neither Bank nor the applicable System is responsible for attempting to reverse any such funds transfer request made pursuant to this Schedule.

(d) Monitoring. Servicer shall be responsible for monitoring all Transfer Service Transaction activity performed pursuant to the terms of this Schedule, including those activities undertaken by any third party Processor and any Subcontractor. Such monitoring shall include, but not be limited to, activity trends, large dollar activity, returns (number and percentage), and duplicate Transfer Service Transactions on a daily basis.

(e) Data Transmission. Throughout the entirety of the conduct of its activities as a service provider in connection with the Transfer Service, Servicer shall: (i) be technically and operationally integrated with each System, directly or through a third party Processor or Subcontractor, to facilitate the processing of funds transfers as contemplated by the relevant System Rules; (ii) be in compliance with all applicable System requirements for funds transfers through the Transfer Service; and (iii) provide the information and instructions on behalf of Accountholders for each funds transfer pursuant to the applicable System Rules. As between Servicer and Bank, Servicer shall have full responsibility to ensure that any Transaction instructions submitted to Bank, the applicable System or other Person as necessary to facilitate Transfer Service Transactions are fully authorized, valid, complete and correct.

(f) Data Handling. Any data associated with a transfer made pursuant to the Transfer Service shall be treated as “Accountholder Data” and, as applicable, “Joint Accountholder Data” under the Agreement subject to the terms, restrictions and obligations applicable to such data under the Agreement, including but not limited to Servicer’s data security obligations and restrictions on use under Article XII of the Agreement.

(g) Reporting. Servicer shall provide Bank with sufficient and accurate data files reflecting Transfer Service Transaction activity, in such form and with such frequency as determined by Bank in consultation with Servicer.

(h) Accountholder Support. As between Bank and Servicer, Servicer will be solely responsible for addressing and resolving Accountholder inquiries related to a Transfer Service Transaction or this Schedule.

(i) Subcontractors. Payliance and any other third parties retained by Servicer to facilitate the Transfer Service shall be deemed Program Critical Subcontractors of Servicer and subject to all terms applicable to Program Critical Subcontractors under the Agreement. Servicer shall notify Bank as soon as possible in the event Servicer’s processing agreement with Payliance expires or terminates for any reason.

(j) Liability. As between Bank and Servicer, Servicer shall be solely responsible and liable for (a) ensuring that there are sufficient Accountholder Funds on deposit at Bank to cover any funds transfers from Accounts requested by Accountholders, (b) ensuring that there are sufficient funds on deposit in Accountholders’ accounts at other banks to cover any funds transfers into Accounts requested by Accountholders, and (c) chargebacks, returns, and all errors in connection with Transfer Service Transactions, unless arising from the acts or omissions of Bank. Except to the extent caused by the gross negligence, bad faith or willful misconduct of Bank, Servicer shall be liable for any and all losses related to the Transfer Service, including but not limited to losses due to Transfer Service Transaction reversals, returns or fraud.

II. Operation.

The Parties shall mutually agree on a method for the operation of their existing accounts and platforms as required to make the Transfer Service available to Accountholders. The Parties shall cooperate and provide the necessary technical and business resources to allow the successful integration (to the extent any integration is required).

III. Fees and Expenses.

Fees charged to Accountholders who use the Transfer Service shall be collected by Bank and included in Program Revenues and paid to Servicer in accordance with the compensation terms of the Agreement. All expenses relating to the Transfer Service, including but not limited to the following, shall be deemed Servicer Expenses for which Servicer shall be responsible, and shall be deducted from Program Revenues in accordance with the compensation terms of the Agreement, except to the extent caused by the gross negligence, bad faith or willful misconduct of Bank.

(i) All fines and penalties assessed by a System or a Regulatory Authority due to the actions, inactions, or omissions of Servicer or any Accountholder or any agent or Subcontractor of Servicer.

(ii) All expenses associated with and losses from non-sufficient fund payment requests, chargebacks, fraud, or any other Transfer Service Transactions where funds are not available and the payment was already completed or is required to be charged back.

(iii) All fees, costs or losses incurred by Bank due to errors or inaccurate information provided in connection with the Transfer Service.

IV. Termination and Suspension.

(a) Bank may at any time suspend or terminate all or a portion of Servicer’s offering of the Transfer Service in its reasonable discretion following consultation with Servicer upon the occurrence of any event described in Section 9.2(a) or (b) of the Agreement, or if Bank determines that use of the Transfer Service could result in (i) a violation of Applicable Law or a directive from a Regulatory Authority; (ii) a material reputational risk to Bank or a threat to the safety and soundness of Bank; (iii) a material adverse impact to Accountholders or prospective Accountholders; (iv) a risk of a data security breach; or (v) excessive returns, reversals or errors in connection with the Transfer Service. Bank may also suspend or cease enabling and providing the Transfer Service pursuant to this Schedule in the event Servicer’s processing agreement with Payliance expires or terminates for any reason without a replacement processing agreement in place that is acceptable to Bank in its reasonable discretion.

(b) Upon any termination of this Schedule, Bank and Servicer shall cooperate in good faith to establish a wind-down plan for discontinuing the Transfer Service. Each Party shall perform their responsibilities in accordance with such wind-down plan until the completion of the plan. Upon any suspension of the Transfer Service Bank and Servicer shall cooperate in good faith to resume Transfer Service activity in accordance with the Agreement; provided, however, that Bank shall not be required to resume Transfer Service activity if Bank in its sole discretion determines that resumption of Transfer Service activity would or could result in (i) a reputational risk to, or a threat to the safety and soundness of, Bank; (ii) a material adverse impact to Accountholders; (iii) a risk of a data security breach; or (iv) excessive returns, reversals or errors in connection with the Transfer Service.